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BIOGEN IDEC COMPLETES PURCHASE OF FULL RIGHTS AND CONTROL OF TYSABRI®

Weston, Mass., April 2, 2013 -- Biogen Idec Inc. (NASDAQ: BIIB) today announced it has completed its purchase of Elan Corporation's interest in TYSABRI® (natalizumab) and has gained full strategic, commercial and decision-making rights to TYSABRI. The transaction was originally announced on February 6, 2013.

“Full ownership of TYSABRI is an important step for Biogen Idec that further solidifies our leadership in MS,” said George A. Scangos, Ph.D., chief executive officer of Biogen Idec. “The powerful efficacy of TYSABRI makes it an important treatment for many people living with MS and we believe it has a solid growth trajectory for years to come. We are grateful to Elan for more than a decade of collaboration on TYSABRI, and for their work to provide a seamless transition as we finalized the transaction.”

Further details and updated financial guidance will be provided during Biogen Idec's upcoming first quarter 2013 earnings announcement.

For more than two decades Biogen Idec has been a leader in multiple sclerosis (MS), offering a wide range of therapies, unsurpassed patient support, and a robust R&D program to improve the lives of people with MS. Biogen Idec also has the deepest MS pipeline in the industry with compounds that include PLEGRIDY™ (peginterferon beta-1a); daclizumab high-yield process (DAC HYP) for monthly subcutaneous administration; and an ongoing study with TYSABRI as a treatment for secondary progressive multiple sclerosis (SPMS).

About TYSABRI
TYSABRI is approved in more than 65 countries. TYSABRI is approved in the United States as a monotherapy for relapsing forms of MS, generally for patients who have had an inadequate response to, or are unable to tolerate, an alternative MS therapy due to the risk of progressive multifocal leukoencephalopathy (PML). In the European Union, it is approved for highly active relapsing-remitting MS (RRMS) in adult patients who have failed to respond to beta interferon or have rapidly evolving, severe RRMS.

TYSABRI has advanced the treatment of MS patients with its established efficacy. Data from the Phase 3 AFFIRM trial, which was published in the New England Journal of Medicine, showed that after two years, TYSABRI treatment led to a 68 percent relative reduction (p<0.001) in the annualized relapse rate when compared with placebo and reduced the relative risk of disability progression by 42-54 percent (p<0.001).

TYSABRI increases the risk of PML, an opportunistic viral infection of the brain which usually leads to death or severe disability. Infection by the JC virus (JCV) is required for the development of PML and patients who are anti-JCV antibody positive have a higher risk of developing PML. Factors that increase the risk of PML are presence of anti-JCV antibodies, prior immunosuppressant use, and longer TYSABRI treatment duration. Patients who have all three risk factors have the highest risk of developing PML. Other serious adverse events that have occurred in TYSABRI-treated patients include hypersensitivity reactions (e.g., anaphylaxis) and infections, including opportunistic and other atypical infections. Clinically significant liver injury has also been reported in the post-marketing setting. A list of adverse events can be found in the full TYSABRI product labeling for each country where it is approved.

As a result of the acquisition from Elan, TYSABRI will be marketed and distributed solely by Biogen Idec. For full prescribing information and more information about TYSABRI, please visit www.biogenidec.com.

About Biogen Idec
Biogen Idec uses cutting-edge science to discover, develop, manufacture and market therapies for serious diseases with a focus on neurology, immunology and hemophilia. Founded in 1978, Biogen Idec is the world's oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies and the company generates more than $5 billion in annual revenues. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

About Elan
Elan Corporation, plc is a neuroscience-focused biotechnology company committed to making a difference in the lives of patients and their families by dedicating itself to bringing innovations in science to fill significant unmet medical needs that continue to exist around the world. Elan's shares trade on the New York and Irish Stock Exchanges. For additional information about Elan, please visit www.elan.com.

Biogen Idec Safe Harbor Statement
This press release contains forward-looking statements, including statements about TYSABRI's growth prospects.  These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning.  You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX® (interferon beta-1a), TYSABRI and RITUXAN® (rituximab), the importance of TYSABRI's sales growth, uncertainty of success in commercializing and developing other products, product competition, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, problems with our manufacturing processes and our reliance on third parties, failure to comply with government regulation, our ability to protect our intellectual property rights and have sufficient rights to market our products together with the cost of doing so, the risks of doing business internationally, failure to manage our growth and execute our growth initiatives, our ability to attract and retain qualified personnel, product liability claims, and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

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